  Exhibit 2.2
AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of January 27, 2021, is by and among Big Rock Partners Acquisition Corp., a Delaware corporation (“BRPA”), NeuroRx, Inc., a Delaware corporation (the “Company”), and Big Rock Merger Corp., a Delaware corporation and wholly owned Subsidiary of BRPA (“Merger Sub”). Each of BRPA, Merger Sub, and the Company, are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

Factual Background

A. The Parties entered into an Agreement and Plan of Merger, dated as of December 13, 2020 (as amended, the “Original Agreement”).

B. The Parties have agreed that the Company will pay the filing fee with respect to the Registration Statement.

C. In connection with the Company’s payment of the filing fee with respect to the Registration Statement, the Parties desire to amend the Original Agreement to (i) decrease the aggregate principal amount available under the Note Amendment pursuant to Section 1.12 of the Original Agreement from $3,000,000 to $2,708,213.36, and (ii) modify the condition to Closing contained in Section 6.2(k) of the Original Agreement to decrease the maximum amount of all BRPA Borrowings outstanding that are due and payable as of the Closing Date or at any time after the Closing from $3,000,000 to $2,708,213.36.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to BRPA Loan Agreements. Section 1.12 of the Original Agreement is hereby amended as follows: Each use of the text “$3,000,000” in Section 1.12 of the Original Agreement is hereby deleted and the text “$2,708,213.36” is inserted therefor.

2. Additional Conditions to Obligations of the Company. Section 6.2(k) of the Original Agreement is hereby amended as follows: The text “three million dollars ($3,000,000)” in Section 6.2(k) of the Original Agreement is hereby deleted and the text “two million seven hundred eight thousand two hundred thirteen dollars and thirty-six cents ($2,708,213.36)” is inserted therefor.

3. Miscellaneous.

(a) Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

(b)
No Further Amendments. The Original Agreement shall remain in full force and effect except as expressly amended by this Amendment. Upon the execution and delivery hereof, the Original Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Original Agreement, and this Amendment and the Original Agreement shall henceforth be read, taken and construed as one and the same instrument. Article VIII of the Original Agreement is hereby incorporated herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

BIG ROCK PARTNERS ACQUISITION CORP.

By: /s/ Richard Ackerman
Name: Richard Ackerman
Title: Chief Executive Officer

NEURORX, INC.

By: /s/ Jonathan Javitt
Name: Jonathan Javitt
Title: Chief Executive Officer

BIG ROCK MERGER CORP.

By: /s/ Richard Ackerman
Name: Richard Ackerman
Title: Chief Executive Officer